Consent of Ernst & Young LLP

Board of Directors and Shareholders

CONSOL Energy Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CONSOL Energy Inc. Equity Incentive Plan filed September 22, 1999 of our report dated January 16, 2002 (except for the information included in Note 28 related to the periods December 31, 2001 and prior, as to which the date is March 7, 2002) with respect to the consolidated financial statements of CONSOL Energy Inc. included in this Annual Report (Form 10-K/A Amendment No. 2) of CONSOL Energy Inc. for the year ended December 31, 2002.

/s/ Ernst & Young

Pittsburgh, Pennsylvania

July 29, 2003

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